Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 30, 2024, with respect to the statutory financial statements of Mutual of America Life Insurance Company, included herein and to the reference to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information on Form N-4.

New York, New York

April 30, 2024